Filed pursuant to Rule 433
Dated September 19, 2006
Registration No. 333-132201



Issuer
Toyota Motor Credit Corp (Aaa/AAA)

Issue Amount
$60,000,000

Issue Price
100.00%

Redemption Price
100.00%

Trade Date
September 19, 2006

Settlement Date
September 22, 2006 (T+3)

Maturity Date
September 24, 2007

Re-offer Spread vs. Index
Federal Funds Effective + 4 bps

Index
Federal Funds Effective (as defined in Toyota Prospectus dated
March 7, 2006)

Fees
..01%

All-in Spread vs. Index
Federal Funds Effective + 5 bps

All-in Price
99.99%

Net Proceeds
$59,994,000

Coupon Payment Dates
Quarterly on December 26th 2006, March 24th 2007, June 24th 2007, September 24th 2007

Interest Rate Reset Period
Daily

Interest Reset Dates
Each Business Day
Interest Determination Dates
The same Business Day as the related Interest Reset Date. The Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).

Initial Interest Payment Date
December 26, 2006

Interest Period End Dates
Adjusted

Day-count Convention
Actual/360

Business Day Convention
Following

Business Days for Fixings
New York

Business Days for Payments
New York

Documentation
Under Issuer's US MTN Program

Denominations
$1,000 X $1,000

Cusip & Series #
89233PZH2

Listing
None

Settlement
DTC

Agent
BNP PARIBAS

Agent's capacity
Principal

BNP Paribas DTC #
630

BNP Paribas Address
787 Seventh Avenue, New York, NY 10019



The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-854-5674.